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                    June 30, 2021

       Neelesh Kalani
       Chief Financial Officer
       ORRSTOWN FINANCIAL SERVICES INC
       77 East King Street
       P.O. Box 250
       Shippensburg, PA 17257

                                                        Re: ORRSTOWN FINANCIAL
SERVICES INC
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed March 15,
2021
                                                            File No. 001-34292

       Dear Mr. Kalani:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Finance